Exhibit 19

Insider Trading Policy

This Policy Statement applies to all officer and employees of TTM Technologies, Inc. (“TTM”) and all members of the Board of Directors of TTM. In the course of your employment or association with TTM, you are likely to use or have access to information about TTM that is not generally available to the public. Because of your relationship with TTM, you have certain responsibilities under the federal securities laws with respect to inside information. The purpose of this Policy Statement is to outline TTM’s policies regarding the protection of material, non- public information and trading and tipping, as well as the expected standards of conduct of TTM officers, directors, restricted employees and non-restricted employees with respect to these highly sensitive matters. This Policy Statement explains your obligations under the law and TTM’s policies. You should read this Policy Statement carefully and comply with the policy at all times.

This Policy Statement is organized as follows:

●
Section I is a summary of this Policy Statement.
●
Section II explains what inside information is and provides an overview of the penalties involved for insider trading.
●
Section III contains our complete Policy Statement.
●
Section IV is a certification you must complete.
●
Annex A is a Memorandum that describes “Approved 10b5-1 Plans.”
●
A list of FAQs on insider trading.
I.
SUMMARY OF POLICY STATEMENT

To avoid the appearance of impropriety, all rules set forth in this Policy Statement will apply not only to you, but also to all members of your family who reside in the same household and any family members who do not live in your household but whose transactions regarding TTM securities are directed by you or are subject to your influence or control (referred to herein as “family members”).

TTM’s policy regarding securities trading can be summarized by the following important rules:

•
You may not effect any transactions (sell, buy or exercise) in securities of TTM (or any other entity, such as a customer, supplier, possible acquisition target, or competitor of TTM) at any time that you possess material, non- public (what is described below as “inside”) information about TTM (or about such other entity), except as expressly permitted in this Policy Statement.

•
You may not convey to any other person (“tip”) inside information regarding TTM (or any other entity).
•
Assuming that you do not possess inside information concerning TTM, if you are an officer of TTM, a member of the Board of Directors of TTM, or a restricted employee (as defined below), you may effect transactions in securities of TTM only (a) during the period beginning 48 hours after the public release of TTM’s quarterly and annual earnings and ending four weeks before the end of TTM’s quarter (the “trading window”), and (b) after you have obtained prior approval from TTM’s Chief Financial Officer (“CFO”) or General Counsel (TTM’s CFO and the General Counsel must obtain approval from the Chief Executive Officer (“CEO”) for his or her own trades). However, such trading windows and pre-clearance will not be required with respect to transactions pursuant to a pre-existing plan or arrangement meeting the requirements described in Annex A (an “Approved 10b5-1 Plan”).

•
The term “restricted employees” is defined to include TTM’s executive officers, senior vice presidents, treasurer, and corporate controller, as well as any other key employees designated by the CFO because such employees have access to inside or other information about TTM.

•
You may not trade in any call or put option involving TTM securities or other derivative securities and you may not engage in any “short sales” of TTM securities, on an exchange, in any other organized market or otherwise. Standing orders in TTM securities should be used only for a very brief period of time.

•
Because a margin or foreclosure sale may occur at a time when you are aware of inside information or otherwise not permitted to trade in TTM securities, which may, under some circumstances, result in unlawful insider trading, if you are an officer, a director or a restricted employee, you are prohibited from pledging TTM securities as collateral for a loan or otherwise holding TTM securities in such a manner that subjects such securities to a margin call or other involuntary sale of such securities by a broker or other person.

•
If you are an officer, a director or a restricted employee, you must promptly report to the CFO any transaction in any of TTM’s securities by you or any of your family members (other than transactions made pursuant to an Approved 10b5-1 Plan), using the form attached to this Policy Statement.

•
You must promptly report to the CFO any transaction in TTM’s securities by TTM personnel or disclosure of inside information by TTM personnel that you have reason to believe may violate this Policy Statement or securities laws.

•
You must observe the foregoing policies and procedures at all times. Your failure to do so will be grounds for disciplinary action, up to and including dismissal.

In summary, every employee of TTM is subject to transactions restrictions when in possession of inside information regarding the Company. In addition, officers, directors, and restricted employees also are subject to the third bullet point above restricting their trading to window periods and requiring pre-clearance. The foregoing rules are only a summary of this Policy Statement. Attached to this Policy Statement is a list of Frequently Asked Questions on Insider Trading for your convenience. You must comply with all of the policies set forth below in Section III, which contains TTM’s complete Policy Statement on inside information and insider trading.

II.
INSIDE INFORMATION; PENALTY FOR INSIDER TRADING

A.
What is Inside Information?

“Inside” information is material information about TTM that is not available to the public. Information generally becomes available to the public when it has been disclosed by TTM or third parties in a press release or other public statement, including any filing with the Securities and Exchange Commission (the “SEC”). In general, information is considered to have been made available to the public48 hours after the formal release of the information. In other words, there is a presumption that the public needs 48 hours to receive and absorb such information.

B.
What is Material Information?

As a general rule, information about TTM is material if it could reasonably be expected to affect someone’s decision to buy, hold, or sell TTM’s securities. For example, information generally is considered to be “material” if its disclosure to the public would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates, or (2) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following: earnings; dividend actions; mergers and acquisitions; major dispositions; major new customers, projects or products; significant advances in research; major personnel changes; labor negotiations; unusual gains or losses in major operations; and major marketing changes.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about TTM that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in TTM securities when you possess non-public information about TTM (even if you think it is not material) can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is inside information, you should consult with TTM’s CFO.

C.
What are the Penalties for Insider Trading?

Trading on inside information is a crime. The seriousness of insider trading is reflected in the penalties that it carries. TTM and its officers, directors or employees may be liable. If an individual officer’s, director’s or employee’s insider trading is found to be a violation of SEC insider trading rules, he or she may be subject to severe consequences, including the possibility of multi-million dollar penalties and multi-year imprisonment.

The SEC also has the authority to seek a civil monetary penalty of up to three times the amount of the profit gained or loss avoided as a result of an individual’s insider trading. The SEC may also impose control person liability on TTM that can result in millions in damages (for instance, damages can be based on a multiple of the amount of profit gained or loss avoided by insider trading). “Profit gained” or “loss avoided” is defined as the difference between the purchase or sale price of the security and its value as measured by the trading information. The SEC is authorized to pay awards based on a significant percentage of the amounts imposed on violators as a penalty to persons who provided the information leading to the imposition of such penalty. In addition to civil penalties, the SEC may seek other relief such as an injunction against future violations and disgorgement of profits resulting from illegal trading. Finally, private parties may bring actions against any person purchasing or selling a security while in the possession of inside information.

Any officer, director, or employee who violates the prohibitions against insider trading or knows of such violation by any other persons must report the violation immediately to the CFO. Upon learning of any such violations, TTM will determine whether it should publicly release any inside information or whether TTM should report the violation to the appropriate governmental authority.

The SEC, the Department of Justice and the Financial Industry Regulatory Authority have committed large staffs, computer investigative techniques, and other resources to the detection and prosecution of insider trading cases. Criminal prosecution and the imposition of fines and/or imprisonment is commonplace.

In addition to the legal penalties summarized above, if you violate this Policy Statement, you may be subject to disciplinary action by TTM, up to and including dismissal.

For all of these reasons, both you and TTM have a significant interest in ensuring that insider trading is scrupulously avoided.

D.
How Should Material Information be Safe Guarded?

Before material information relating to TTM or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who are employed by or represent TTM who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants, and airplanes, as well as conversations on mobile phones, should be limited to matters that do not involve information of a sensitive or confidential nature. In addition, you should not transmit confidential information through the Internet or any electronic mail system that is not secure.

To ensure TTM’s confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside TTM. If you are contacted by the media or by an analyst seeking information about TTM and if you have not been expressly authorized by TTM’s CEO or CFO to provide information to the media or to analysts, you should refer the call to one of these senior officers.

In addition, to avoid improper conduct or the appearance of impropriety, officers, directors and restricted employees will be prohibited by TTM from transacting in TTM’s securities during times when TTM is most likely to have inside information available (i.e., outside of TTM’s trading windows). - - These blackout periods are imposed because these persons generally have access to a range of financial and other sensitive information about TTM. Finally, as and when circumstances require, the CFO will implement additional blackout periods applicable to other employees who are asked to work on sensitive projects or transactions, or who gain access to inside information in connection with a specific project or transaction. These trading windows and blackout periods will not apply to transactions under Approved 10b5-1 Plans.

On occasion, it may be necessary for legitimate business reasons to disclose inside information to persons outside of TTM. Such persons might include commercial bankers, investment bankers, or other companies seeking to engage in a joint venture with TTM, or a merger, or a common investment or other joint goal. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons.

III.
STATEMENT OF POLICY

1.
For purposes of this Policy Statement, all references to “you” shall mean you, as well as any family members who reside in the same household as you and any family members who do not live in your household but whose transactions regarding TTM securities are directed by you or are subject to your influence or control.

2.
You may not transact in the securities of TTM (or any other company, such as a customer, supplier, possible acquisition target, or competitor) when you are in possession of inside information concerning TTM (or such other company) or during a blackout period (as defined below). The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news) regardless of how or from whom the inside information has been obtained.

3.
If you are an officer, a director or a restricted employee, you may trade in securities of TTM only (a) during the trading window, and (b) after you have obtained prior approval from the CFO or his designee for such transaction (the CFO must obtain approval from the CEO for his or her own trades). A form of Request for Approval to Transact in the Securities of TTM is attached for your convenience. Of course, even if you receive approval, you may make such transactions only so long as you are not trading in violation of the policy set forth in paragraph 2 above.

4.
TTM from time to time may impose a trading freeze on all officers, directors, and restricted employees due to significant unannounced corporate developments. These trading freezes, known as “blackout periods,” may vary in length.
5.
The prohibitions on transacting in securities of TTM and the prior approval requirements set forth above shall not apply to transactions made pursuant to an Approved 10b5-1 Plan (although such prohibitions and requirements are applicable to the adoption of the plan itself). In addition and for purposes of clarification, such prohibitions and requirements shall not apply to:
•
The vesting of restricted stock units (“RSUs”), performance shares, or other similar equity instruments, or the related forfeiture of shares of stock to satisfy tax withholding or other regulatory requirements upon the vesting of any such equity instruments (provided, however, that such prohibitions and requirements do apply to any market sale of the shares of TTM common stock (for tax reasons or otherwise) that are issued upon the vesting of such RSUs, performance shares, or other similar equity instruments often referred to as “sell to cover” taxes).
•
The exercise for cash of an employee stock option acquired pursuant to TTM’s plans (provided, however, that such prohibitions and requirements do apply to any sale of stock as part of a broker-assisted cashless exercise of an option, any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, or any sale of shares acquired upon the exercise of an option).

6.
You may not convey (or “tip”) inside information to any other person by providing them with inside information regarding TTM or assisting them in any way. The concept of unlawful tipping includes passing on such information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss. You may, of course, provide such information to other TTM employees or representatives on a “need to know” basis in the course of performing your job with TTM.

7.
All inquiries for information about TTM from any representative of the press or other media, an analyst, or other persons outside of TTM (other than routine customer and vendor inquiries) must be directed to the CEO or CFO.
8.
Because of the complexity of reporting puts, calls, derivatives, and short sales as well as the difficulty of ensuring that these types of transactions are managed in accordance with applicable securities laws and this Policy Statement, you may not engage in these types of transactions involving TTM’s securities.

9.
Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction.

A standing order transaction executed by the broker when you are aware of inside information may result in unlawful insider trading.
10.
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in a foreclosure sale if you default on the loan. A margin or foreclosure sale that occurs when you are aware of inside information or otherwise are not permitted to trade in TTM securities may, under some circumstances, result in unlawful insider trading. Therefore, if you are an officer, a director, or a restricted employee, you are prohibited from pledging TTM securities as collateral for a loan or otherwise holding TTM securities in such a manner that subjects such securities to a margin call or other involuntary sale of such securities by a broker or other person.

11.
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in TTM’s securities and limit or eliminate your ability to profit from an increase in the value of TTM’s securities. Therefore, you are prohibited from engaging in any hedging or monetization transactions involving TTM securities.

12.
This Policy Statement continues to apply to your transactions in TTM securities even after you have terminated employment or other services to TTM or a subsidiary for a period of 6 months following the termination of services for TTM.

13.
If you are an officer, a director or a restricted employee, you must promptly report to the CFO any transaction in any of TTM’s securities by you or any of your family members (other than transactions made pursuant to an Approved 10b5-1 Plan), using the form attached to this Policy Statement.
14.
You must promptly report to the CFO any transactions in TTM’s securities by TTM personnel or disclosure of inside information by TTM personnel that you have reason to believe may violate this Policy Statement or the securities laws of the United States.
15.
You must observe the foregoing policies and procedures at all times. Your failure to do so will be grounds for disciplinary action, up to and including dismissal.

IV.
CERTIFICATION

You must sign, date, and return the attached Certification stating that you received TTM’s Policy Statement regarding insider trading and the preservation of the confidentiality of inside information and related procedures, and you agree to comply with it. Please note that you are bound by the Policy Statement whether or not you sign the Certification.

CERTIFICATION

I hereby certify that I:

a.
have read and understand the Policy Statement on Inside Information and Insider Trading for Officers, Directors, Restricted Employees and Non-Restricted Employees and related procedures, a copy of which was distributed with this Certificate;
b.
have complied with the foregoing policy and procedures;
c.
will continue to comply with the policy and procedures set forth in the Policy Statement;
d.
will request prior approval of all proposed transactions of securities of TTM as required by the Policy Statement (whether through the attached request for approval to trade form or an Approved 10b5-1 Plan); and
e.
if I am an officer, a director, or a restricted employee, I will report all transactions in securities of TTM by me or any of my family members in writing (using the form attached to this Policy Statement); provided that I understand that I am not required to report any transaction made pursuant to my Approved 10b5-1 Plan).

Signature:

Name:
(Please print)

Title:

Date:

Request for Approval to Transact

In the Securities of TTM Technologies, Inc.

To: Chief Financial Officer

From:
(Print Name)

I hereby request approval for myself (or a member of my immediate family or household or a family member whose transactions regarding TTM securities are directed by me or are subject to my influence or control) to execute the following transaction relating to the securities of TTM Technologies, Inc.

Type of transaction (check one):


PURCHASE


SALE


EXERCISE OPTION (AND SELL SHARES)


OTHER (INCLUDING GIFTS)

Securities involved in transaction:

Number of shares:

Other (please explain):

Name of beneficial owner if other than yourself:

Relationship of beneficial owner to yourself:

Signature:	Date:

This Authorization is valid until the earlier of thirty (30) calendar days after the date of this Approval or until the commencement of a “blackout” period.

Approved by:

Name:

Date:	Time:

Notice of Completed Transaction

in the Securities of TTM Technologies,

(To be submitted promptly and in no event later than 7 days after completion of the transaction)

To: Chief Financial Officer

From:
(Print Name)

I hereby inform you of the following completed transaction relating to the securities of TTM Technologies, Inc.

Type of transaction (check one):


PURCHASE


SALE


EXERCISE OPTION (AND SELL SHARES)


OTHER (INCLUDING GIFTS)

Securities involved in transaction:

Date of transaction:

Number of shares:

Other (please explain):

Name of beneficial owner if other than yourself:

Relationship of beneficial owner to yourself:

Signature:	Date:

ANNEX A

MEMORANDUM

TO: Officers, Directors and Restricted Employees subject to the Company’s Insider Trading Policy Re:SEC Rule 10b5-1 Trading Arrangements

SEC Rule 10b5-1 protects officers and directors from insider trading liability under Rule 10b-5 for transactions under a previously established contract, plan or instruction. The rule presents an opportunity for insiders to establish arrangements to transact in (sell, buy or exercise) company stock without the sometimes arbitrary restrictions imposed by windows and blackout periods—even when there is undisclosed material information. Such 10b5-1 arrangements may include blind trusts, other trusts, pre- scheduled stock option exercises and sales, pre-arranged trading instructions, and other brokerage and third party arrangements. A well-conceived program might also help reduce negative publicity that can result when key executives sell. But there can be pitfalls.

Potential Pitfalls

First, the arrangement must satisfy the requirements of Rule 10b5-1. See the “Approved 10b5-1 Plans” Section below for details.

Secondly, Rule 10b5-1 only provides an “affirmative defense” (which must be proven) in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit. And, it does not prevent the media from writing about the sales.

The Company’s Insider Trading Policy permits transactions that comply with Rule 10b5-1. The company does not want to impede your ability to engage in sales of company stock (e.g., for financial and estate planning purposes). However, in order to reduce the risk of litigation and bad press, and to preserve the hard-earned good name of our company and our people, we have adopted procedural requirements that are essentially an extension of the company’s current pre-clearance procedure for transactions in company stock:

The company must pre-approve any plan, arrangement or trading instructions, etc. involving potential sales (or purchases) of stock or option exercises and sales, etc. (including, but not limited to, blind trusts, discretionary accounts with banks or brokers, limit orders, hedging strategies, etc.). You must still adhere to this prior approval procedure even when, for example, you are assured that a major law firm has blessed the trading arrangement that a brokerage firm or bank may be suggesting. (Note that the actual transactions effected pursuant to a pre-approved plan will not be subject to the company’s blackout periods or pre- clearance procedures for transactions in company stock.)

We will want to:

1.
Review Proposed Arrangement. We must satisfy ourselves that the arrangement will not place the company’s good name or yours in jeopardy.

2.
Add Additional Safeguards. To reduce exposure, we will need to make sure, for example, that at the time you enter into an arrangement (or at any time that you wish to terminate or modify a prior instruction or plan), there is no material information about the company that has not been publicly disclosed. If there is undisclosed information (even if you aren’t aware of it), you would need to wait until that information has been disclosed. It may also be advisable that there be an interval between establishment of the plan and the first transaction. In general, the plans should also be established only during the company’s released trading window periods (the period beginning 48 hours after the public release of the company’s earnings and ending four weeks before the end of each quarter).

3.
Consider a Public Announcement. We will consider in each case whether public announcement of a trading plan should be made (via press release, web site, etc.). In addition, when applicable, a statement should be included in your Forms 4 and 144 indicating that sales are pursuant to a pre-existing plan.
4.
Establish Section 16, Rule 144, etc. Procedures with Parties. Also, we will need to establish a procedure with whomever is handling your transactions to ensure:

a.
Prompt filings of SEC Form 4 after transactions take place. Failure to file on time results in unwanted proxy statement disclosure of filing violations by the selling executive or director;

b.
Compliance with SEC Rule 144 at the time of any sale; and

c.
Cessation of any sales during the pendency of material transactions or any other period when a lock-up is imposed on insiders.

Some of the Opportunities

A pre-arranged trading program (in which your instructions are irrevocable), properly structured, can be a safer way to insulate officers and directors from potential insider trading liability than our current system of trading windows and blackout periods.

An Ongoing Periodic Sale Program

With a trading plan, for example, it becomes clearer to the investing public (and potential plaintiffs) that your sales are simply part of a pre-established plan and are not being prompted by your knowledge of current developments within the company, or your feelings about the company’s prospects. Indeed, for some executives who may have been reluctant to sell any stock for fear of the message it might send to the market, Rule 10b5-1 may well present an opportunity to establish an acceptable diversification program. Pre-arranged sales over a period of time would also reduce any argument by a plaintiff’s attorney that there was incentive at a particular time for the company to manipulate earnings or disclosures in connection with a key executive’s sale.

Stock Option Exercises and Sales

A program could include instructions for periodic exercise/same-day sales of your stock options, which could be conditioned on a minimum stock price established in your instructions. For example, you could specify that sales be limited to the number of shares necessary to cover the option exercise price and taxes dues.

Discretionary Accounts

A true discretionary account (like a blind trust where the trustee has complete discretion) should satisfy Rule 10b5-1. While discretionary accounts might work in theory, the company would not be inclined to approve such an arrangement where the broker has a close relationship with the executive/client that could undermine the affirmative defense in the event of litigation.

Pledging Company Stock to Secure Margin or Other Loans

Problems often arise when there is a margin maintenance call and the broker seeks to liquidate the collateral, or there is a default on a loan and the lender seeks to foreclose on collateral. Because a margin or foreclosure sale may occur at a time when you are aware of inside information or otherwise not permitted to trade in TTM securities, if you are an officer, a director, or a restricted employee, you are prohibited from pledging TTM securities as collateral for a loan or otherwise holding TTM securities in such a manner that subjects such securities to a margin call or other involuntary sale of such securities by a broker or other person.

Put and Call Options and Other Hedging Transactions

Engaging in put and call options and other hedging instructions involving company stock is prohibited. Those types of transactions can send a poor message to the marketplace about your belief in, and commitment to, the company’s future.

Approved 10b5-1 Plans

A trading plan established by an officer, director or restricted employee (a “Plan Eligible Person”) shall be deemed to be an “Approved 10b5-1 Plan” for purposes of the Policy Statement only if it is pre-approved by the CFO and it further meets the requirements and restrictions set forth below:

1.
The plan document must specify the number of shares to be purchased or sold, the price(s) at which the transaction(s) are to take place, and the date(s) on which transaction(s) are to take place (alternatively, the plan may establish an objective formula for any or all of these criteria (e.g., the number of shares could be specified as a percentage of the holdings of the Plan Eligible Person).
2.
The plan must be established at a time when the Plan Eligible Person is not aware of any Material Nonpublic Information.

3.
A Plan Eligible Person may not adopt overlapping plans absent limited circumstances and the prior approval of the CFO.
4.
Each Plan Eligible Person must represent that any plan was entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws, including, without limitation, Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, and that such Plan Eligible Person will act in good faith with respect to the plan at all times during the effectiveness of such plan.
5.
Once a plan is established, transactions may not be affected under the plan until the expiration of a 30-day period after adoption of the plan; provided, however, directors and officers may not effect transactions pursuant to a plan until the expiration of a period consisting of the later of (i) 90 days after the adoption of the plan or (ii) two (2) business days following disclosure of the Company’s financial results relating to the quarter in which the plan was adopted, not to exceed 120 days; provided, further, in addition to the requirements in clause (7) below, any modification to an existing plan shall be treated as a cancellation of such plan and the adoption of a new plan which is subject to the restricted periods set forth in this clause (5).
6.
Once a plan is established, the Plan Eligible Person may not engage in any separate transaction which directly or indirectly alters or offsets an authorized transaction made under the plan (e.g., a hedging transaction).
7.
Once a plan is established, any change or deviation to, or termination of, the plan shall (i) require approval of the CFO, (ii) be made only during an open trading window, and (iii) be effective thirty (30) calendar days from the date of the modification and, in the case of a proposed change or deviation to any one or more of (x) the amount of shares covered by the plan, (y) the price at which shares are proposed to be traded under the plan, or (z) the date or dates on which trades are to be executed under the plan, will be treated as a new plan and be subject to the requirements of clause (5) above, before such changes or deviations may take effect.
8.
A plan may be terminated prior to the stated termination date of the plan only with the prior approval of the CFO. Any replacement plan shall be put into effect in accordance with the provisions of this policy, subject to the restricted periods prescribed in clause (5) above.

A Final Word

There will be ongoing interpretations of what can and cannot be done. Needless to say, some brokers, investment bankers and advisors may approach you suggesting a variety of arrangements. Please do not forget: Our prior approval is essential. If you have any questions, please contact our CFO.

Frequently Asked Questions on Insider Trading

Transactions Subject to the Policy

Does the policy apply only to trades in TTM common stock?

No. The policy also applies to any “equity equivalent” for TTM common stock. This includes traded options (puts or calls) and any other security whose market value is tied to the value of TTM common stock, such as convertible notes. In addition, this policy applies to the securities of TTM's customers, suppliers, possible acquisition targets, and competitors.

Does the policy apply to the exercise of employee stock options?

The exercise of employee stock options is exempt from the insider trading policy, because the exercise price of an option is fixed at the time of grant and does not fluctuate with the market. As a result, you may always adopt an “exercise and hold” strategy. However, the sale of the underlying stock is subject to the policy. Thus, the use of TTM stock to pay the exercise price of an option and a “cashless exercise” of an option are also subject to the policy,

Can I trade in options or other derivative securities involving TTM securities, or “sell short” TTM securities?

No. Trading in options or other derivative securities involving TTM securities is prohibited. The options we are referring to are “put” and “call” options, whether or not market-traded, and any similar instruments, and not the employee stock options granted to you by TTM. In addition, you may not engage in any “short sales” of TTM securities.

Tipping

What is tipping?

Tipping refers to the transmission of inside information from an insider to another person. Sometimes this involves a deliberate conspiracy in which the tipper passes on information in exchange for a portion of the “tippee’s” illegal trading profits. Even if there is no expectation of profit, however, a tipper can have liability if he or she has reason to know that the information may be misused. Tipping inside information to another person is like putting your life in that person’s hands. The safest choice is: Don’t.

Materiality

I know all sorts of things about TTM. How do I know what’s “material”?

The Supreme Court says that information is material if a reasonable investor would consider it important in deciding whether to buy or sell a security. At TTM, we have determined that our quarterly earnings information is generally material. Other information -- acquisitions, new product announcements, etc. -- is evaluated by management on a case-by-case basis but could include the following:

•
Significant changes in financial results and/or financial condition and financial projections;
•
News of major new contracts, technological breakthroughs or possible loss of business;
•
Dividends or stock splits or changes in business;
•
Changes in management or control;
•
Significant mergers, acquisitions, reorganizations, dispositions of assets or joint ventures;
•
Changes in research and development funding or policy;
•
Significant litigation developments;
•
Significant increases or decreases in the amount of outstanding securities or indebtedness;
•
Transactions with officers, directors, or principal security holders; and
•
The granting of stock options or units or payment of other compensation to officers or directors.

Both positive and negative information can be material. If you are at all unsure about whether you have material information, the safe approach is to not disclose such information and first discuss it with TTM's CFO.

Other Considerations

The Policy prohibits trading in the securities of TTM’s customers, suppliers, potential acquisition targets, competitors and other companies while in possession of inside information about TTM or such other company. Will I be asked to sell shares I hold in these companies?

No. This is a trading restriction, not an ownership restriction. The Policy only prohibits transactions in the securities of TTM’s customers, suppliers, potential acquisition targets, and competitors. If you are privy to information and such information is not public knowledge, you should not transact in the securities of the other company until 48 hours after the information has been announced.

You will not be required to sell securities of a corporation that you hold at any time simply because TTM establishes a relationship or otherwise commences negotiations with that company.

My spouse is employed by a publicly-traded corporation and we own stock in my spouse’s employer. Does the Policy prohibit us from trading in stock of my spouse’s employer?

The Policy would not prohibit you or your spouse from trading in securities of your spouse’s employer, unless TTM is at that time engaged in negotiations with your spouse’s employer to which you or your spouse are privy. However, you should carefully review the insider trading policy of your spouse’s employer to be sure that you are complying with both policies in all of your trades. Furthermore, you should never trade in the securities of any company while in possession of inside information about such company.

Enforcement Practices

I only own a few hundred shares. The SEC doesn’t go after small fish like me, right?

Wrong. The SEC has prosecuted numerous cases involving relatively small amounts of money.

If I pass information to others but don’t trade myself, no one will be able to figure it out, right?

Wrong again. The SEC has sophisticated and ingenious methods for identifying unusual trading patterns and tracing them to their source. They have the ability to subpoena telephone records, bank and brokerage statements, personal files, electronic mail files, and anything else that may help them to make a case. Whether it’s your second cousin in New Jersey or your college roommate’s stepfather, the SEC has the resources to establish the connection to you.

Further Information

Who should I contact if I have questions regarding our insider trading policy?

Please contact TTM’s CFO.

Where do I go for the most current version of the insider trading policy?

The insider trading policy can be found on TTM’s intranet site.